Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals Contacts:
Kelly Barry (617) 995-9033 (media)
Eric Hoffman (617) 224-4485 (investors)
IDENIX PHARMACEUTICALS REPORTS THIRD QUARTER AND NINE MONTH
2011 FINANCIAL RESULTS AND PROVIDES PIPELINE UPDATE
CAMBRIDGE, Mass., Nov. 2, 2011 /PRNewswire/ — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today reported unaudited financial results for the third quarter and nine months ended September 30, 2011. At September 30, 2011, Idenix’s cash and cash equivalents totaled $64.7 million.
Third Quarter and Nine Month 2011 Financial Results
For the third quarter ended September 30, 2011, Idenix reported total revenues of $2.6 million, compared to total revenues of $3.8 million in the third quarter of 2010. The Company reported a net loss of $11.7 million, or a loss of $0.12 per basic and diluted share, for the third quarter ended September 30, 2011, compared to a net loss of $12.9 million, or a loss of $0.18 per basic and diluted share for the third quarter ended September 30, 2010.
For the nine months ended September 30, 2011, Idenix reported total revenues of $7.7 million, compared to total revenues of $7.8 million in the nine months ended September 30, 2010. The Company reported a net loss of $33.9 million, or a loss of $0.39 per basic and diluted share, for the nine months ended September 30, 2011, compared to a net loss of $45.4 million, or a loss of $0.65 per basic and diluted share for the nine months ended September 30, 2010. The $11.5 million reduction in net loss in 2011 was due primarily to $5.5 million of lower expenses related to devoting fewer resources to our protease inhibitor and non-nucleoside polymerase inhibitor programs during 2011, $3.1 million lower salaries and personnel related costs, $2.6 million of lower costs related to the timing of clinical trials of IDX184 and $2.2 million of non-recurring restructuring expenses in 2010. Offsetting these amounts was an increase of $3.7 million in expenses related to the preclinical development of our NS5A drug candidates.
2011 Financial Guidance
The Company expects that its current cash, cash equivalents and the anticipated royalty payments associated with product sales of Tyzeka®/Sebivo® (telbivudine) will be sufficient to satisfy its cash needs into at least the second quarter of 2012. This guidance assumes no additional milestone payments, license fees, reimbursement for development programs and no financing activities.
Operational Highlights
IDX184 Program
The Company’s lead program, IDX184, is a pan-genotypic oral nucleotide polymerase inhibitor that has shown potent antiviral activity in both preclinical and clinical studies. IDX184 is a proprietary liver-targeted prodrug of 2’-methyl guanosine monophosphate with a high barrier to resistance in vitro.

In July 2011, the Company initiated enrollment of 100 HCV-infected patients into a 12-week Phase IIb clinical trial of IDX184 in combination with pegylated interferon and ribavirin. The Company will report an interim analysis from this study after the first 30 patients have completed 28 days of treatment. The Company initiated dosing of the first 20 patients, and is currently enrolling the remaining ten patients. There have been no safety signals to date. Based on the current rate of enrollment, the Company expects to complete one month dosing of the first 30 patients in December 2011, and anticipates releasing interim one month safety and antiviral activity data for the first 30 patients from the Phase IIb trial early in the first quarter of 2012.
Discovery Programs
IDX719, the Company’s lead NS5A inhibitor candidate, has shown potent and broad genotypic activity. The Company expects to submit regulatory filings by year end 2011 and begin the clinical program in early 2012.
The Company’s novel nucleotide program continues to make significant progress and has generated many preclinical compounds. Given the progress of the Company’s nucleotide prodrugs, the Company is reallocating discovery and development resources from its protease inhibitor program to the nucleotide program. The Company will continue to evaluate potential partnerships and licensing agreements for its protease inhibitor drug candidates and related intellectual property.
Upcoming Meetings/Conferences
American Association for the Study of Liver Diseases Meeting (AASLD)
Idenix will present two posters at AASLD in San Francisco, California:
•	McCarville, et al, “Patterns of NS5B mutations in a 3-day clinical trial of HCV non-nucleoside polymerase inhibitor IDX375” will be presented in a poster session on November 5, 2011 starting at 2:00pm PT
•	McCarville, et al, “In vivo resistance profile of IDX320 after 3 days of dosing in genotype 1 HCV-infected patients” will be presented in a poster session on November 5, 2011 starting at 2:00pm PT
HEP DART Meeting
Idenix will have a presentation at HEP DART in Koloa, Hawaii:
•	Mayers, D. and Standring, D., “Combination DAA Strategies to Cure HCV” will be featured as an oral presentation on December 4, 2011
Credit Suisse 2011 Healthcare Conference
Idenix management will present a corporate overview at the Credit Suisse 2011 Healthcare Conference on November 9, 2011 at 4:30 p.m. MST at the Arizona Biltmore Hotel, Phoenix. The live and archived webcast of the company presentation can be accessed under “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived replay will be available on the Idenix website for two weeks following the conference.

ABOUT IDENIX
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with chronic hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.
CONFERENCE CALL AND WEBCAST INFORMATION
Idenix will hold a conference call today at 4:30 p.m. ET. To access the call, please dial (877) 640-9809 (U.S./Canada) or (914) 495-8528 (International) and enter passcode 22292830. A slide presentation will accompany the conference call and can be accessed on the Investor section of the Idenix website at www.idenix.com. Please log on approximately 10 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.
A replay of the conference call and webcast will be available until November 16, 2011, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and enter the passcode 22292830.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of hepatitis C; the likelihood and success of any future clinical trials involving our drug candidates; and expectations with respect to additional milestone payments, future royalty payments, funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s dependence on its collaborations with Novartis Pharma AG and GlaxoSmithKline/ViiV Healthcare; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the quarterly report on Form 10-Q for the quarter ended June 30, 2011, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.
All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Collaboration revenue — related party	$1,982	$3,424	$5,715	$6,366
Other revenue	656	364	1,967	1,421

Total revenues	2,638	3,788	7,682	7,787
Operating expenses (1):
Cost of revenues	595	566	1,731	1,800
Research and development	10,190	11,637	28,530	35,548
General and administrative	3,900	4,440	12,293	14,308
Restructuring charges	—	—	—	2,238

Total operating expenses	14,685	16,643	42,554	53,894

Loss from operations	(12,047)	(12,855)	(34,872)	(46,107)
Other income (expense), net	338	(76)	1,019	712

Loss before income taxes	(11,709)	(12,931)	(33,853)	(45,395)
Income tax benefit (expense)	—	1	(1)	(3)

Net loss	$(11,709)	$(12,930)	$(33,854)	$(45,398)

Basic and diluted net loss per share:	$(0.12)	$(0.18)	$(0.39)	$(0.65)

Shares used in calculation of basic and diluted net loss per share:	96,133	72,934	87,414	69,941

(1) Share-based compensation expenses included in operating expenses amounted to approximately:
Research and development	$269	$308	$820	$942
General and administrative	345	646	1,023	1,950

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$64,693	$46,115
Receivables from related party	1,161	840
Other current assets	3,845	2,535

Total current assets	69,699	49,490
Intangible asset, net	8,992	9,843
Property and equipment, net	5,647	7,179
Other assets	4,451	3,372

Total assets	$88,789	$69,884

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$8,952	$14,030
Deferred revenue, related party	3,040	3,036
Other current liabilities	3,104	2,928

Total current liabilities	—	—
Other long-term obligations	15,096	19,994
Deferred revenue, related party, net of current portion	49,659	52,398
Total liabilities	26,343	28,588

Stockholders’ deficit	—	—
Total liabilities and stockholders’ deficit	91,098	100,980
	(2,309)	(31,096)

	$88,789	$69,884